MARATHON ADDS NET PROVED RESERVES OF 146 MILLION BARRELS OF OIL EQUIVALENT DURING 2006

HOUSTON, February 14, 2007 – Marathon Oil Corporation (NYSE: MRO) today announced that during 2006, the Company added net proved reserves of 146 million barrels of oil equivalent (boe), excluding 45 million boe of dispositions, while producing 134 million boe during the year, resulting in a reserve replacement of 109 percent.

Marathon added 143 million boe in proved reserves (107 percent of 2006 production) through discoveries, extensions, improved recovery and revisions of previous estimates, principally in Libya and Equatorial Guinea. In addition, 3 million boe were added through acquisitions. At year-end 2006, Marathon had estimated proved reserves of 1.262 billion boe with a reserve life of 9.7 years, based upon 2006 production from continuing operations.

Property acquisition, exploration and development costs incurred for oil and natural gas producing activities during 2006 were $2.648 billion, which includes capitalized asset retirement costs of $295 million. Additionally, Marathon’s share of costs incurred for oil and natural gas producing activities by equity method investees during 2006 was $4 million.

“Marathon has continued to achieve strong proved reserve replacement performance over the past five years,” said Clarence P. Cazalot, Jr., Marathon president and CEO. “We have delivered on this important measure of success through a balanced exploration program, improved recoveries and other enhancements to our base business, as well as with select acquisitions of assets that hold substantial resource potential.

“In addition, over the past five years we increased our total resource base by approximately 86 percent, from 2.1 billion to 3.9 billion barrels of oil equivalent. This expanded resource base will drive our future reserve additions and fuel our long-term, profitable production growth.”

For the three-year period ended December 31, 2006, Marathon added net proved reserves of 648 million boe, excluding dispositions of 48 million boe, while producing 380 million boe, for a three-year reserve replacement of 171 percent. Costs incurred for oil and natural gas producing activities for this same three-year period were $6.163 billion, which includes capitalized asset retirement costs of $516 million. Additionally, Marathon’s share of costs incurred for oil and natural gas producing activities by equity method investees was $165 million for these three years.

At year-end 2006, approximately 40 percent of the Company’s proved reserves were located in Organization for Economic Cooperation and Development (OECD) countries, with the remaining reserves located in Marathon’s African operations in Equatorial Guinea, Gabon and Libya. Of the total 1.262 billion boe in proved reserves, 54 percent are liquid hydrocarbons and 46 percent are natural gas.

Additionally, 68 percent of Marathon’s proved reserves were developed at year-end 2006. Of the 405 million boe of proved undeveloped reserves at year-end 2006, less than 10 percent of the volume is associated with projects that have been included in proved reserves for more than three years, while 11 percent were added during 2006 in Libya, Norway, U.S. resource plays and other areas.

Third-party consultants are engaged to prepare independent reserve estimates for fields that make up 80 percent of our reserves over a rolling four-year period. Marathon met this goal for the four year period ended in 2006.

Estimated Proved Reserves of Liquid Hydrocarbons & Natural Gas

(millions of barrels of oil equivalent)

				Discontinued
	U.S.	Europe	Africa	Operations	Total
As of December 31, 2005	390	179	682	44	1,295
Extensions, discoveries & other additions	16	18	19	4	57
Improved recovery	3	0	0	0	3
Revisions of previous estimates	1	9	72	1	83
Purchases of reserves in place	0	1	2	0	3
Sales of reserves in place	0	0	0	(45)	(45)
Production	(60)	(25)	(45)	(4)	(134)
As of December 31, 2006	350	182	730	0	1,262

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This release contains forward-looking statements related to proved reserves of liquid hydrocarbons and natural gas, which are based upon certain assumptions, including, among others, presently known physical data concerning size and character of reservoirs, economic recoverability, technology development, future drilling success, production experience, industry economic conditions, levels of cash flow from operations and operating conditions. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2005, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Cautionary Note to U.S. Investors — The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Marathon Oil Corporation uses certain terms in this press release, such as total resources of barrels of oil equivalent, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosures in Marathon’s periodic filings with the SEC, available from us at 5555 San Felipe, Houston, Texas 77056 and the Company’s Web site at http://www.Marathon.com. You can also obtain this information from the SEC by calling 1-800-SEC-0330.